As filed with the Securities and Exchange Commission on November 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENOMYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0843840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road

La Jolla, California 92037

Tel: (858) 646-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent Snyder

President and Chief Executive Officer

Senomyx, Inc.

11099 North Torrey Pines Road

La Jolla, California 92037

Tel: (858) 646-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq.

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121-9109

Tel: (858) 550-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  333-128865

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $.001 per share, including related rights to purchase Series A Participating Preferred Stock (3)	—	—
Preferred Stock, par value $.001 per share (3)	—	—
Warrants (4)	—	—
Debt Securities (5)	—	—
Total	$7,500,000 (6)	$882.75

(1)          The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(2)          Calculated pursuant to rule 457(o) under the Securities Act.

(3)          Subject to note 6 below, there is being registered hereunder an indeterminate number of shares of common stock and preferred stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable upon conversion or exchange of any preferred stock, warrants or debt securities issued under this registration statement.

(4)          Subject to note 6 below, there is being registered hereunder an indeterminate number of warrants to purchase common stock, preferred stock or debt securities of one or more series. Pursuant to Rule 457(i) under the Securities Act, the warrants being registered hereunder include such indeterminate number of warrants as may be issuable upon conversion or exchange of any preferred stock, warrants or debt securities issued under this registration statement.

(5)          Subject to note 6 below, there is being registered hereunder an indeterminate principal amount of debt securities of the registrant as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $7,500,000, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement. Pursuant to Rule 457(i) under the Securities Act, the debt securities being registered hereunder include such indeterminate principal amount of debt securities as may be issuable upon conversion or exchange of warrants or debt securities issued under this registration statement.

(6)          In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $7,500,000, excluding accrued interest, if any, on any debt securities issued under this registration statement. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

EXPLANATORY NOTE

This registration statement is being filed to register an additional $7,500,000 worth of shares of our common stock and preferred stock, various series of debt securities, and warrants to purchase any of such securities, pursuant to Rule 462(b) of the Securities Act of 1933, as amended.  In accordance with Rule 462(b), this registration statement incorporates by reference the contents of our registration statement on Form S-3 (File No. 333-128865) which was declared effective on October 24, 2005, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.

The required opinions and consents are listed on the Exhibit Index attached to and filed with this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 3, 2005.

SENOMYX, INC.

By:	/s/ Kent Snyder
Kent Snyder
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

By:	/s/ Kent Snyder	November 3, 2005
Kent Snyder, President, Chief Executive Officer and Director
(principal executive officer)
By:	/s/ *	November 3, 2005
John Poyhonen, Vice President and Chief Financial and Business Officer
(principal financial and accounting officer)
By:	/s/ *	November 3, 2005
Stephen A. Block, Esq., Director
By:	/s/ *	November 3, 2005
Michael E. Herman, Director
By:	/s/ *	November 3, 2005
Mark Leschly, Director
By:	/s/ *	November 3, 2005
David Schnell, M.D., Director
By:	/s/ *	November 3, 2005
Jay M. Short, Ph.D., Director
By:	/s/ *	November 3, 2005
Timothy J. Wollaeger, Director

* By:	/s/ Kent Snyder
Kent Snyder
Attorney-in-fact

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Cooley Godward LLP (included as Exhibit 5.1 to this filing).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (1)

(1)                                  Previously filed on the signature page to Registrant’s registration statement on Form S-3 (No. 333-128865), filed with the SEC on October 6, 2005.

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